Exhibit 99.1

Phillips Edison Grocery Center REIT I, Inc. Reports Year End 2015 Results
Generated Net Income of $13.6 million during 2015
19.2% increase in Modified Funds from Operations over 2014
Occupancy Increased to 95.9%, up 110 bps over 2014
Year to Date Same Center NOI Growth of 3.7%
Declared $10.20 Estimated Value per Share, Above Issuance Price of $10.00

CINCINNATI, OH, March 3, 2016 - Phillips Edison Grocery Center REIT I, Inc. (the “Company,” “we,” “our,” or “us”), a publicly registered, non-traded real estate investment trust (“REIT”) focused on the acquisition and management of well-occupied grocery-anchored shopping centers, today announced its operating results for the year ended December 31, 2015.

“We believe our performance in 2015 validates the successful execution of our strategy. We’ve built a diverse, high-quality grocery-anchored portfolio that continues to deliver growth in revenues, occupancy and same-center net operating income,” said Jeff Edison, Chairman of the Board and Chief Executive Officer.

For the year ended December 31, 2015, the Company generated net income of $13.6 million, compared to a net loss of $22.6 million for 2014. For the year ended December 31, 2015, the Company generated modified funds from operations (“MFFO”) of $112.7 million, compared to MFFO of $94.6 million for 2014, representing an increase of 19.1%. This growth was primarily the result of additional property acquisitions and higher revenues at existing properties.

Portfolio Results

•
As of December 31, 2015, the Company’s portfolio consisted of 147 properties totaling approximately 15.6 million square feet located in 28 states representing an aggregate purchase price of $2.2 billion.

•
The Company reported same-center net operating income (“NOI”) growth of 3.7% for the year ended December 31, 2015, compared to the year ended December 31, 2014. Same-center NOI represents the NOI for the 83 properties that were owned and operational prior to January 1, 2014. This positive growth was primarily due to an increase in minimum rent per square foot, a 1.1% improvement in occupancy, and a reduction in bad debt expense year-over-year.

•	As of December 31, 2015, the Company reported leased portfolio occupancy of 95.9%, compared to leased portfolio occupancy of 94.8% as of December 31, 2014.

Estimated Value Per Share

•
The Company engaged a third party valuation expert to prepare a valuation report that provided an estimated fair value range of its real estate portfolio. In order to arrive at an estimated value per share, the Company considered the estimated fair value range of its real estate portfolio plus the value of its cash and cash equivalents less the value of its mortgages and loans payable as of July 31, 2015.

•
On August 24, 2015, the Company’s Board of Directors established an estimated value per share of the Company’s common stock of $10.20 based substantially on the estimated market value of its portfolio of real estate properties as of July 31, 2015. This represents a $0.20 increase over the maximum initial public offering share price of $10.00 per share.

•
For a full description of the assumptions and methodology used to determine the estimated value per share, see Item 5 in the Company’s Annual Report as filed on Form 10-K with the SEC on March 3, 2016.

Capital Markets
In 2015, the Company successfully completed the following capital markets transactions to support and enhance its business:

•
In April 2015, the Company entered into three interest rate swap agreements to fix the LIBOR (London Interbank Offered Rate) portion of its interest rate on $387.0 million of outstanding debt under its existing credit facility, beginning May 1, 2015. The Company’s objective in using interest rate derivatives was to add stability to interest expense and to manage its exposure to interest rate movements.

◦
The first swap had a notional amount of $100.0 million and fixed LIBOR at 1.21% with a maturity date of February 1, 2019. The all-in fixed rate on the first swap, including the current interest rate spread on the credit facility, was 2.51%.

◦
The second swap had a notional amount of $175.0 million and fixed LIBOR at 1.40% with a maturity date of February 3, 2020. The all-in fixed rate on the second swap, including the current interest rate spread on the credit facility, was 2.70%.

◦
The third swap had a notional amount of $112.0 million and fixed LIBOR at 1.55% with a maturity date of February 1, 2021. The all-in fixed rate for the third swap, including the current interest rate spread on the credit facility, was 2.85%.

•
In September 2015, the Company entered into a $400 million unsecured term loan facility. The term loan facility was comprised of three tranches, which have an average tenor of 4.4 years, or 5.4 years with extension options. These maturities correspond to the three interest rate swap agreements executed in April. Proceeds from the term loan facility were used to pay down the Company’s unsecured revolving credit facility. The Company’s objective in entering into the term loan facility was to appropriately ladder its debt maturity profile.

•
During the fourth quarter of 2015, the Company reduced the capacity on its unsecured revolving credit facility from $700 million to $500 million in an effort to reduce all-in interest expense while maintaining an appropriate amount of liquidity.

•
As of December 31, 2015, the Company’s leverage ratio was 35.1% (calculated as total debt, less cash and cash equivalents, as a percentage of total real estate investments, including acquired intangible lease assets and liabilities, at cost).

•	The Company’s debt had a weighted-average interest rate of 3.5%, and a weighted-average maturity of 3.5 years. 81.8% of the Company’s debt was fixed-rate debt, and 18.2% was variable-rate debt.

Distributions

•
For the year ended December 31, 2015, the Company paid gross distributions of approximately $123.2 million, including $63.8 million of distributions reinvested through the dividend reinvestment plan for net cash distributions of $59.4 million.

•	Operating cash flow for the year ended December 31, 2015, was $106.1 million, compared to $75.7 million for the comparable 2014 period, an increase of 40.0%.

Share Repurchase Program

•
During the year ended December 31, 2015, the Company repurchased $74.5 million of shares of common stock under its Share Repurchase Program (“SRP”). The cash available for repurchases on any particular date under the SRP is generally limited to the proceeds from the Company’s dividend reinvestment plan during the preceding four fiscal quarters, less amounts already used for repurchases during the same time period (the “Funding Cap”). In the fourth quarter of 2015, repurchase requests surpassed the Funding Cap, and as of December 31, 2015, there were outstanding requests to repurchase 3.4 million shares. Due to the Funding Cap, no funds will be available for repurchases during the first quarter of 2016. Funds available for the second and third quarters of 2016, if any, are expected to be limited. If the Company is unable to fulfill all repurchase requests in any month, it will attempt to honor requests on a pro rata basis. The Company will continue to fulfill repurchases sought upon a stockholder’s death, determination of incompetence or qualifying disability in accordance with the terms of the SRP.

Stockholder Update Call

•
The Company will host a conference call on Monday, March 28, at 4:00 PM Eastern Standard Time. Participants can register for the conference by navigating to http://dpregister.com/10081661. Callers who pre-register will be given dial-in instructions and a unique PIN to gain access to the call. Participants may pre-register now, or at any time prior to the call, and will immediately receive simple instructions via email. The call will also be automatically scheduled as an Outlook calendar event. Additionally, participants should register to view the accompanying webcast presentation by using the following link a few minutes prior to the call: http://services.choruscall.com/links/peco160328a.

Reconciliation of Non-GAAP Measures
Same-Center Net Operating Income

We present Same-Center Net Operating Income (“Same-Center NOI”) as a supplemental measure of our performance. We define Net Operating Income (“NOI”) as total operating revenues less property operating expenses, real estate taxes, and non-cash revenue items. Same-Center NOI represents the NOI for the 83 properties that were owned for the entire portion of both comparable reporting periods. We believe that NOI and Same-Center NOI provide useful information to our investors about our financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Because Same-Center NOI excludes the change in NOI from properties acquired after December 31, 2013, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.

Same-Center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, interest expense, depreciation and amortization, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.

The table below is a comparison of the Same-Center NOI for the years ended December 31, 2015 and 2014:

	2015	2014	$ Change	% Change
Revenues:
Rental income (1)	$101,740	$99,428	$2,312
Tenant recovery income	33,593	32,993	600
Other property income	625	706	(81)
	135,958	133,127	2,831	2.1%
Operating Expenses:
Property operating expenses	22,052	23,771	(1,719)
Real estate taxes	19,523	18,360	1,163
	41,575	42,131	(556)	(1.3)%
Total Same-Center NOI	$94,383	$90,996	$3,387	3.7%

(1)	Excludes straight-line rental income and the net amortization of above- and below-market leases.
Same center NOI increased $3.4 million, or 3.7% for the year ended December 31, 2015, as compared to the same period in 2014. This positive growth was primarily due to a $0.18 increase in minimum rent per square foot, a 1.1% improvement in occupancy, and a $0.8 million reduction in bad debt expense year-over-year.

Below is a reconciliation of net income (loss) to Same-Center NOI for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Net income (loss)	$13,561	$(22,635)
Adjusted to exclude:
General and administrative expenses	15,829	8,632
Acquisition expenses	5,404	17,430
Vesting of Class B units for asset management services	—	27,853
Depreciation and amortization	101,479	79,160
Interest expense, net	32,390	20,360
Other income, net	(248)	(766)
Net amortization of above- and below-market leases	(821)	85
Straight-line rental income	(4,571)	(4,303)
NOI	163,023	125,816
Less: NOI from centers excluded from Same-Center	(68,640)	(34,820)
Total Same-Center NOI	$94,383	$90,996

Funds from Operations and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) to be net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”) excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of depreciable real estate property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because, when compared year to year, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.

Since the definition of FFO was promulgated by NAREIT, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations (“MFFO”), which excludes from FFO the following items:

•	acquisition fees and expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting;

•	losses related to the vesting of Class B units issued to PE-NTR and our previous advisor, American Realty Capital II Advisors, LLC (“ARC”), in connection with asset management services provided; and

•	adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting.

We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after our acquisition stage is complete, because MFFO excludes acquisition expenses that affect operations only in the period in which the property is acquired. Thus, MFFO provides helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity.

Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, as explained below, management’s evaluation of our operating performance may also exclude items considered in the calculation of MFFO based on the following economic considerations.

•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments—GAAP requires rental receipts and discounts and premiums on debt investments to be recognized using various systematic methodologies. This may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance. The adjustment to MFFO for straight-line rents, in particular, is made to reflect rent and lease payments from a GAAP accrual basis to a cash basis.

•
Adjustments for amortization of above- or below-market intangible lease assets—Similar to depreciation and amortization of other real estate-related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over the lease term and should be recognized in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, and the intangible value is not adjusted to reflect these changes, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting—This item relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated, but unknown, gains or losses.

•
Adjustment for gains or losses related to early extinguishment of derivatives and debt instruments—Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding gains or losses related to early extinguishment of derivatives and debt instruments and write-offs of unamortized deferred financing fees, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

•
Adjustment for losses related to the vesting of Class B units issued to PE-NTR and ARC in connection with asset management services provided—Similar to extraordinary items excluded from FFO, this adjustment is nonrecurring and contingent on several factors outside of our control. Furthermore, the expense recognized in

2014 is a cumulative amount related to compensation for asset management services provided by PE-NTR and ARC since October 1, 2012 and does not relate entirely to the current period in which such loss is recognized. Finally, this expense is a non-cash expense and is not related to our ongoing operating performance.

Neither FFO nor MFFO should be considered as an alternative to net income (loss) or income (loss) from continuing operations under GAAP, nor as an indication of our liquidity, nor is either of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. FFO and MFFO should not be viewed as more prominent measures of performance than our net income or cash flows from operations prepared in accordance with GAAP. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents our calculation of FFO and MFFO and provides additional information related to our operations. As a result of the timing of the commencement of our initial public offering and our active real estate operations, FFO and MFFO are not relevant to a discussion comparing operations for the periods presented.

FFO AND MFFO
FOR THE PERIODS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Calculation of FFO
Net (loss) income attributable to stockholders	$(2,164)	$(22,476)	$13,360	$(22,635)
Adjustments:
Depreciation and amortization of real estate assets	25,775	23,129	101,522	79,160
Gain on sale of property	—	(12)	—	(12)
Noncontrolling interest	(391)	—	(1,482)	—
FFO attributable to common stockholders	$23,220	$641	$113,400	$56,513
Calculation of MFFO
FFO attributable to common stockholders	$23,220	$641	$113,400	$56,513
Adjustments:
Vesting of Class B units for asset management services	—	27,853	—	27,853
Acquisition expenses	1,346	2,334	5,404	17,430
Write-off of unamortized deferred financing fees	2,110	—	2,110	—
Net amortization of above- and below-market leases	(261)	(104)	(821)	85
Straight-line rental income	(855)	(1,250)	(4,571)	(4,303)
Amortization of market debt adjustment	(673)	(699)	(2,685)	(2,480)
Change in fair value of derivatives	(134)	16	(118)	(546)
Noncontrolling interest	(21)	—	10	—
MFFO attributable to common stockholders	$24,732	$28,791	$112,729	$94,552

Earnings per common share:
Basic:
Weighted-average common shares outstanding	182,101	181,622	183,678	179,280
Net income (loss) per share	$(0.01)	$(0.12)	$0.07	$(0.13)
FFO per share	0.13	—	0.62	0.32
MFFO per share	0.14	0.16	0.61	0.53
Diluted:
Weighted-average common shares outstanding	184,886	182,398	186,394	179,280
Net income (loss) per share	$(0.01)	$(0.12)	$0.07	$(0.13)
FFO per share	0.13	0.00	0.61	0.32
MFFO per share	0.13	0.16	0.60	0.53

About Phillips Edison Grocery Center REIT I, Inc.
Phillips Edison Grocery Center REIT I, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of March 3, 2016, the Company owned and managed an institutional quality retail portfolio consisting of 147 grocery-anchored shopping centers totaling approximately 15.6 million square feet. For more information, please visit the Company’s website at www.grocerycenterREIT1.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
###